Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, to the inclusion of information contained in our report as of December 31, 2011, and to the inclusion of our report as an exhibit in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, of CAMAC Energy Inc. and in the registration statements (File No. 333-163869 and File No. 333-167013) on Form S-3 and (File No. 333-152061, File No. 333-160737, and File No. 333-175294) on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 9, 2012